UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
SCHEDULE 14A	Estimated average burden hours per response... 14

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

Albertson’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (04-05) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

Notice of 2005
Annual Meeting
     and
Proxy Statement

All persons attending the annual meeting must present an admission card and picture identification. Please follow the advance registration instructions on the back cover of this proxy statement to obtain an admission card.

Albertsons
250 Parkcenter Boulevard
P.O. Box 20
Boise, Idaho 83726

May 11, 2005

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2005 Annual Meeting of Shareholders. The meeting is scheduled for 8:00 a.m., Eastern Daylight Time, Thursday, June 2, 2005, in the Arlington Room at the Radisson Hotel Boston, 200 Stuart Street, in Boston, Massachusetts.

This year you are being asked to:

•	Elect directors;
•	Ratify the appointment of independent accountants for the fiscal year that ends February 2, 2006; and
•	Consider five shareholder proposals that may be presented at the meeting.

You will find further information about these items and your Company in the following pages. We are including information about:

•	The nominees for election to the Board of Directors;
•	The independent accountants we have appointed; and
•	The five shareholder proposals — and why your Board of Directors opposes each of them.

If you plan to attend the meeting, please follow the advance registration instructions on the back of the accompanying proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

It is important that your shares be represented. We urge you to vote, even if you cannot attend the meeting.

Very truly yours,
 Larry Johnston
Chairman of the Board,
Chief Executive Officer and President

Notice of the Annual Meeting of Shareholders

Time:	8 a.m. Eastern Daylight Time
Date:	Thursday, June 2, 2005
Place:	Arlington Room Radisson Hotel Boston 200 Stuart Street Boston, Massachusetts

Agenda:

•	To elect four directors;
•	To ratify the appointment of independent accountants;
•	To vote on five shareholder proposals that may be presented at the meeting; and
•	To transact any other business that may be brought before the meeting in accordance with the By-Laws.

Who May Attend?

•	Shareholders of record at the close of business on April 13, 2005
•	Representatives of shareholders in lieu of shareholders, if authorized in writing
•	Invited guests

If you plan to attend the meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting. We will seat attendees on a first-come, first-served basis.

Who May Vote?

•	Any shareholder of record at the close of business on April 13, 2005
•	Any representative of such a shareholder in lieu of the shareholder, if authorized in writing

Even if you cannot attend the meeting, we urge you to vote. Please refer to pages 6 to 8 of the accompanying proxy statement for Albertsons’ voting procedures.

By Order of the Board of Directors,
Colleen Batcheler
Vice President and
Corporate Secretary
May 11, 2005

Your Copy of the Company’s Annual Report for the
Fiscal Year Ended February 3, 2005 is enclosed.

Proxy Statement

This proxy statement is being mailed to shareholders on or about May 11, 2005, in connection with the solicitation by the Board of Directors of proxies to be used at the Albertson’s, Inc. 2005 Annual Meeting of Shareholders to be held on June 2, 2005. Please read this proxy statement carefully because it contains important information about admission to the meeting, voting procedures and the matters on which you are being asked to vote.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Lawrence R. Johnston, Felicia D. Thornton and John R. Sims as your proxy holders. As such, they will vote your shares as you instruct them at the meeting and at any postponements or adjournments for the purposes set forth in the accompanying meeting notice. To appoint them as requested, just sign, date and return the enclosed proxy card in the pre-addressed, postage-paid envelope provided or use one of the alternate voting methods described below.

To direct the proxy holders as to how to vote your shares, just mark the boxes on the proxy card that represent your choices. The proxy holders will follow your instructions. On any item for which you do not mark a box, the proxy holders will vote as recommended by the Board of Directors.

Voting Methods

If you are registered on Albertsons’ stock transfer books as the holder of record of your shares, you can vote your shares in one of three ways:

•	By calling the toll-free telephone number on your proxy card on a touch-tone phone. Be sure to have your proxy card available.
•	By visiting the Internet at http://www.proxyvote.com.
•	By marking, signing, dating and promptly returning the enclosed proxy card. We have enclosed a pre-addressed, postage-paid envelope (if mailed in the United States) for your convenience.

If your shares are held of record in the name of a bank, broker or other holder of record, you must follow the instructions from the holder of record in order to have your shares voted. Some banks and brokers may offer telephone and Internet voting.

If you plan to attend the Annual Meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting. We will seat attendees on a first-come, first-served basis.

If you are the holder of record of your shares, you may revoke your proxy at any time before the voting at the meeting. To do so, you must:

•	Write a letter revoking your proxy to the Corporate Secretary, Albertsons, 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. Your correspondence must be received before the meeting.

•	Submit a later vote prior to the voting deadline by telephone, Internet or mail.

•	Vote by ballot at the meeting.

Unless you revoke your proxy, all shares that have been properly voted — whether by telephone, Internet or mail — will be voted according to your instructions at the meeting and at any postponements or adjournments. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy card will be voted as recommended by the Board of Directors.

At the close of business on the record date for the Annual Meeting (April 13, 2005), 368,307,305 shares of Albertsons common stock were outstanding and entitled to vote at the meeting. For each share of stock held, the shareholder is entitled to cast one vote on each matter before the meeting. Shareholders have no right to cumulative voting as to any matter.

A quorum, which is a majority of the outstanding shares as of the record date, must be present in person or by proxy to hold the Annual Meeting. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote shares on a certain proposal coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved. If a quorum is present:

•	We will hold an election of directors. Each outstanding share of stock is entitled to cast one vote for each director position. Each nominee receiving the highest number of “For” votes will be elected. This number is called a plurality. Shares not voted will have no impact on the election of directors. The proxy given will be a vote “For” each of the nominees for director unless a properly executed proxy card is marked “Withhold Authority” as to a particular nominee or nominees for director.

•	We will vote on ratification of the appointment of the independent accountants. The appointment will be ratified if approved by a majority of the shares present and entitled to vote. The proxy given will be a vote “For” ratification of the independent accountants unless a properly executed proxy card is marked “Against” as to this item. Abstentions will be counted; they will have the same affect as a vote against the matter. Broker non-votes will be disregarded.

•	We will vote on each shareholder proposal that is properly brought before the Annual Meeting. Each shareholder proposal will be approved if it receives the affirmative vote of a majority of the shares present and entitled to vote. The proxy given will be a vote “Against” each of the shareholder proposals unless a properly executed proxy card is marked “For” as to a particular proposal or proposals. Abstentions will be counted; they will have the same affect as a vote against the matter. Broker non-votes will be disregarded.

We will bear the cost of soliciting proxies from shareholders. We have retained Georgeson Shareholder Communications Inc. to help in distributing proxy materials and soliciting proxy voting instructions. Georgeson’s estimated fee for this work is not more than $15,000 plus payment of reasonable out-of-pocket expenses. The initial solicitation is by mail. In addition, Albertsons’ directors, officers or employees may solicit proxies in person or by telephone, facsimile or e-mail. These directors, officers and employees will not be additionally compensated for the solicitation.

Albertsons will also reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

As a shareholder, you may review a complete list of shareholders entitled to vote at the Annual Meeting for any purpose germane to the meeting. The list will be available at the offices of Nutter, McClennan & Fish, LLP, One International Place, Boston, Massachusetts 02110, during ordinary business hours for the ten calendar days immediately before the Annual Meeting. The list will also be available for inspection during the meeting at the meeting location.

Householding and Electronic Receipt

The Securities and Exchange Commission allows us to deliver a single annual report and proxy statement to a household at which two or more security holders reside and who we believe are members of the same family.

Accordingly, your household will receive only one copy of the Annual Report to Shareholders and Proxy Statement or any other information statement from Albertsons unless we receive instructions that you prefer multiple mailings. However, you will continue to receive individual proxy cards for each registered shareholder account.

If you prefer to receive separate copies of the above documents for each registered shareholder account, please contact our stock transfer agent, American Stock Transfer & Trust Company, toll-free at: 1-888-788-5081, on its Web site at: http://www.amstock.com, or in writing at: American Stock Transfer & Trust Company, Shareholder Services, 59 Maiden Lane, New York, NY 10038. Your consent will be perpetual unless revoked, which you may do at any time by calling American Stock Transfer & Trust Company at the above telephone number or by writing them at the above address. It may take up to 30 days for you to begin receiving separate mailings if you choose that alternative.

American Stock Transfer & Trust Company will provide you with a separate copy of this proxy statement upon request. If your household is currently receiving multiple copies of the Annual Report to Shareholders and Proxy Statement or any other information statement from Albertsons and you would like to receive only a single copy in the future, mark the appropriate box on your proxy card or you may also contact American Stock Transfer & Trust Company at the above telephone number or above address.

In an additional effort to reduce paper mailed to your home and to help lower the Company’s printing and postage costs, we now offer the convenience of viewing Proxy Statements, Annual Reports to Shareholders and related materials on the Internet. With your consent, we can stop sending future paper copies of these documents to you by mail. To participate, follow the instructions on your proxy card or the instructions provided if you vote by Internet or by telephone. You may also contact American Stock Transfer & Trust Company at the above telephone number or above address.

These programs should reduce the volume of duplicate information you receive as well as reduce Albertsons’ operating expenses.

Voting Securities and Principal Holders Thereof

The following table shows the persons (including any group deemed a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934) known to Albertsons to beneficially own more than 5% of Albertsons common stock. It also shows beneficial ownership of Albertsons common stock for each director, for each nominee for director, for each executive officer named in the Summary Compensation Table and for the executive officers and directors as a group.

Shares Beneficially Owned as of March 24, 2005
(unless otherwise indicated below)1

Name (and Address for Beneficial Owners over 5%)	Number of Shares Beneficially Owned		Percent of Class
Capital Research and Management Company	40,452,510	[2]	11.0%
333 South Hope Street Los Angeles, CA 90071
Brandes Investment Partners, L.P.	38,263,406	[3]	10.4%
11988 El Camino Real, Suite 500 San Diego, CA 92130
Legg Mason Funds Management, Inc.	35,398,228	[4]	9.6%
100 Light Street Baltimore, MD 21202
Markus Stiftung	29,152,800	[5]	7.9%
Timmasper Weg 2353 Nortorf Federal Republic of Germany
NWQ Investment Management Company, LLC	19,287,899	[6]	5.2%
2049 Century Park East, 4th Floor Los Angeles, CA 90067
Directors:
A. Gary Ames	53,775	[7,8]	*
Pamela G. Bailey	38,660	[7]	*
Teresa Beck	43,230	[7]	*
Henry I. Bryant	23,336	[7]	*
Paul I. Corddry	57,736	[7]	*
Bonnie G. Hill	14,099	[7]	*
Lawrence R. Johnston	1,709,179	[9]	*
Jon C. Madonna	7,601	[7]	*
Beth M. Pritchard	3,318	[7]	*
Beatriz Rivera	31,434	[7]	*
Kathi P. Seifert	4,200		*
Officers:
Clarence J. “Gabe” Gabriel	76,070	[9]	*
Paul T. Gannon	33,824	[9]	*
John R. Sims	118,797	[9]	*
Felicia D. Thornton	281,204	[9]	*
All directors (including nominees) and all executive officers as a group (21 individuals)	3,734,459	[10]	1.0%

*  Indicates that the percentage of shares beneficially owned does not exceed one percent of the Company’s outstanding common stock.

1    Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Shares are considered to be beneficially owned if the person has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of the shares within 60 days following March 24, 2005.

2    Share ownership is as of December 31, 2004 as set forth in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2005. According to that filing, Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be a beneficial owner of the shares as the result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Shares reported by Capital Research and Management Company include 3,664,260 shares it has the right to acquire pursuant to the stock purchase contracts contained in 3,380,000 of Albertsons 7.25% corporate units.

3    Share ownership is as of February 28, 2005 as set forth in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2005. According to that filing, Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, is deemed to be the beneficial owner of the shares, together with its control persons and its holding company.

4    Share ownership is as of December 31, 2004 as set forth in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005. According to that filing, Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc. and Legg Mason Focus Capital, Inc., a “group” in accordance with Section 240.13d-1(b)(1)(ii)(J) of the Securities Exchange Act of 1934, manage various accounts that have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No such account owns more than 5% of the shares outstanding.

5    According to a Schedule 13D filed with the Securities and Exchange Commission on or about January 18, 1990, Mr. Theo Albrecht is also a beneficial owner of these shares. Mr. Albrecht’s address is the same as that of Markus Stiftung.

6    Share ownership is as of December 31, 2004 as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. According to that filing, the shares are beneficially owned by clients of NWQ Investment Management Company, LLC, an investment advisor, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

7    Includes, as applicable, the following shares that could have been acquired within 60 days after March 24, 2005 pursuant to stock options awarded under the 1995 Stock Option Plan for Non-Employee Directors, under the Amended and Restated 1995 Stock-Based Incentive Plan and under options converted from American Stores Company option plans: 35,364 shares for Mr. Ames; 28,876 shares for Ms. Bailey; 1,512 shares for Mr. Bryant; 47,736 shares for Mr. Corddry; 7,248 shares for Ms. Hill; and 24,116 shares for Ms. Rivera. Also includes, as applicable, the following shares that could have been acquired within 60 days after March 24, 2005 pursuant to deferred stock units awarded under the Amended and Restated 1995 Stock-Based Incentive Plan: 3,318 shares for Mr. Ames; 150 shares for Ms. Beck; 11,050 shares for Mr. Bryant; 6,601 shares for Ms. Hill; 6,601 shares for Mr. Madonna; 3,318 shares for Ms. Pritchard; and 3,318 shares for Ms. Rivera.

8    Includes 3,000 shares held by the wife of Mr. Ames. Mr. Ames disclaims beneficial ownership of such shares.

9    Includes, as applicable, the following shares that could have been acquired within 60 days after March 24, 2005 pursuant to stock options awarded under the Amended and Restated 1995 Stock-Based Incentive Plan: 822,241 shares for Mr. Johnston; 55,000 shares for Mr. Gabriel; 16,864 shares for Mr. Gannon; 89,797 shares for Mr. Sims; and 221,556 shares for Ms. Thornton. Also includes, as applicable, the following shares that could have been acquired within 60 days after March 24, 2005 pursuant to deferred and deferrable restricted stock units awarded under the Amended and Restated 1995 Stock-Based Incentive Plan and the 2004 Equity and Performance Incentive Plan: 706,068 shares for Mr. Johnston; 21,070 shares for Mr. Gabriel; 16,960 shares for Mr. Gannon; 29,000 shares for Mr. Sims; and 59,648 shares for Ms. Thornton.

10    Includes 1,162,890 shares that could have been acquired within 60 days after March 24, 2005 by executive officers other than those listed individually pursuant to stock options and deferred and deferrable restricted stock units awarded under the Amended and Restated 1995 Stock-Based Incentive Plan, the 2004 Equity and Performance Incentive Plan and options converted from American Stores Company option plans. Also includes shares credited to the Albertsons Savings & Retirement Estates accounts of certain of these other executive officers, measured as of fiscal year end.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in beneficial ownership of the Company’s common stock. Directors, executive officers and greater than ten percent owners are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to the Company or written representations that no other reports were required, we believe that during fiscal year 2004 all filing requirements were met with the exception of one Form 4 for Adrian J. Downes, which was filed late due to administrative oversight.

Board of Directors

General

The business and affairs of Albertsons are managed under the direction of the Board of Directors. The Board monitors the overall performance of the Company and oversees strategic planning, including the Company’s capital expenditures budget. The Board also monitors the Company’s financial controls. Currently, the Board of Directors is made up of 11 members, one of whom is an Albertsons employee.

Your Board of Directors met at six regular meetings and seven special meetings during fiscal 2004. All directors attended at least 75 percent of the total meetings of the Board and the committees of which they were members.

The Board has four standing committees: the Audit / Finance Committee, the Management Development / Compensation Committee, the Executive Committee and the Nominating / Corporate Governance Committee. A non-employee director chairs each committee except for the Executive Committee. The membership and functions of the committees are detailed in the chart on pages 25 to 26. Additional information on the Nominating / Corporate Governance Committee can be found on pages 15 to 17.

Corporate Governance

Governance Principles

Our Board’s Corporate Governance Guidelines assist the Board in the exercise of its responsibilities. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Guidelines address such matters as Board responsibility and composition, Board meetings, committee matters and leadership development. The Corporate Governance Guidelines, charters for the Board’s committees and some key governance practices are published on our Web site at www.albertsons.com/governance. The Corporate Governance Guidelines and Board committee charters are also available in print to any shareholder who requests them from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Corporate Governance Guidelines, Board committee charters and governance practices as warranted. Any modifications will be reflected on our Web site.

Lead Director

Annually, at its June Board meeting, the Board appoints a Lead Director responsible for, among other duties, coordinating the activities of the independent directors, providing the Chairman of the Board with input on agendas and Board and committee meetings and facilitating communications between the Chairman of the Board and the other members of the Board. Mr. Paul Corddry currently serves as the Lead Director.

Director Independence

The Company’s Corporate Governance Guidelines provide that a substantial majority of the Board must consist of independent directors and that no more than two management executives may serve on the Board at the same time. For a director to be considered independent, the Board must consider the independence requirements set forth in the Albertsons Categorical Independence Standards for Directors, the rules of the New York Stock Exchange and applicable law. The Albertsons Categorical Independence Standards conform to, or are more exacting than, the independence requirements adopted by the New York Stock Exchange. The categorical standards are published on our Web site at www.albertsons.com/governance. The categorical standards provide that any director of Albertsons who satisfies all of the following criteria shall be determined to be an independent director:

•	he or she is not, and during the past three years was not, an employee of the Company and none of his or her immediate family members is or during the past three years was, an executive officer of the Company;

•	he or she has not received, and none of his or her immediate family members has received (other than as a non-executive employee), more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), during the last three years;

•	he or she has not been affiliated with or employed by, and none of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company during the last three years;

•	he or she has not been employed, and none of his or her immediate family members has been employed, as an executive officer of another company where any of the Company’s present officers concurrently served on that company’s compensation committee during the last three years;

•	he or she is not an executive officer or an employee, and none of his or her immediate family members is an executive officer, of another company that makes payments to or receives payments from, or during the last three years, has made payments to or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	he or she has not engaged in a transaction with the Company for which the Company has been or will be required to make a disclosure under Item

404(a) of Regulation S-K of the Securities and Exchange Commission as currently in effect; and

•	he or she has no other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

As used in these categorical standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; provided, however, that individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated shall not be considered an “immediate family member” for purposes of the categorical standards. In addition, in making a determination regarding whether a director is an independent director, the Board of Directors will consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board of Directors reviewed the independence of each director in March 2005. The Board affirmatively determined that each of A. Gary Ames, Pamela G. Bailey, Teresa Beck, Henry I. Bryant, Paul I. Corddry, Bonnie G. Hill, Jon C. Madonna, Beth M. Pritchard, Beatriz Rivera and Kathi P. Seifert meet the categorical standards and are independent of management. These individuals, in the groups identified on pages 25 to 26, are the only members of the Audit / Finance Committee, the Management / Development Compensation Committee and the Nominating / Corporate Governance Committee.

In addition to satisfying the categorical standards, each member of the Audit / Finance Committee of the Board of Directors must also satisfy an additional Securities and Exchange Commission independence requirement that provides that such member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Albertsons or any of its subsidiaries other than their directors’ compensation and may not be an “affiliated person” of Albertsons. Each member of the Audit / Finance Committee satisfies the SEC’s additional independence requirement.

Board Candidates

The Board’s Nominating / Corporate Governance Committee assesses the size and composition of the Board at least annually and is responsible for identifying, screening and recommending candidates for Board membership to the entire Board. As set forth in the Corporate Governance Guidelines and the Nominating / Corporate Governance Committee’s Charter, which are each published on our Web site at www.albertsons.com/governance and also available in print to any shareholder who requests them from the Corporate Secretary, the entire Board is responsible for nominating members for election to the Board.

The Nominating / Corporate Governance Committee uses the following methods for identifying director nominees other than incumbent directors:

•	Professional third party search firms which provide candidate names, biographies and background information. Kathi P. Seifert was presented to the Nominating / Corporate Governance Committee as a director candidate by such a firm;

•	The Nominating / Corporate Governance Committee’s and the Board’s networks of contacts; and

•	Shareholder recommendations.

In connection with this process, the Nominating / Corporate Governance Committee evaluates each potential candidate against the qualifications set forth in the Corporate Governance Guidelines and the Nominating / Corporate Governance Committee’s Charter. Nominees for directors are selected on the basis of broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of Albertsons’ business environment and willingness to devote adequate time to Board duties. The Nominating / Corporate Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of Board members. The Board is committed to a diversified membership.

Additional policies regarding Board membership are:

•	A substantial majority of the Board must be “independent.”

•	No more than two management executives may serve on the Board at the same time.

•	No director having attained the age of 70 years will be nominated for re-election or reappointment to the Board.

•	No director may serve on more than six public company boards, including the Albertsons Board, simultaneously.

The Nominating / Corporate Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

With respect to shareholder recommendations, all such recommendations must be submitted in writing to the Corporate Secretary of Albertsons. The communication must provide:

•	The candidate’s name;

•	Biographical information about the candidate;

•	Qualifications of the candidate for the Board; and

•	The written consent of the candidate to being named in the proxy statement as a nominee and to serving as a director if elected.

Shareholders may also propose a candidate at the Annual Meeting if they have complied with the detailed requirements set forth in the By-Laws. During the past year, Albertsons did not receive any candidate recommendation from the beneficial owner of more than 5% of the Company’s common stock.

Incumbent directors are reviewed for suitability for continued service on the Board. This review includes an individual director evaluation performed through the Nominating / Corporate Governance Committee in the incumbent director’s re-nomination year. The Nominating / Corporate Governance Committee uses the results of these evaluations in connection with its determination of whether to recommend the re-nomination of incumbent directors.

Candidates are proposed to the full Board only upon the affirmative vote of a majority of the members of the Nominating / Corporate Governance Committee.

Code of Conduct

All directors, officers and employees of Albertsons are held to the highest standards of ethical and legal conduct. Each year the Chief Executive Officer and senior financial officers agree, in writing, to be bound by the Code of Business Conduct published on our Web site at www.albertsons.com/governance. The code of business conduct and ethics applicable to all directors, officers and employees can also be found on the governance section of our Web site and is available in print to any shareholder who requests it from the Corporate Secretary.

Communications with the Board

The Board believes in facilitating open communications between the shareholders and the Board. Shareholders who wish to communicate with the Board of Directors, the Lead Director, or other specified individual directors may do so through the procedures published on our Web site at www.albertsons.com/governance.

Attendance at the Annual Meeting

All but one of Albertsons’ current directors who were also directors at the time of the 2004 Annual Meeting of Shareholders attended the 2004 Annual Meeting of Shareholders. Albertsons’ policy regarding director attendance can be found in the Corporate Governance Guidelines published on our Web site at www.albertsons.com/governance.

Election of Directors
(Proposal 1)

The Board of Directors is divided into three classes. Each year, the directors in one class stand for election. They are elected to three-year terms.

The Board of Directors has nominated four individuals for election as Class I directors this year to serve for a term that will expire in 2008. Each nominee already serves as a director. Kathi P. Seifert was appointed to the Board effective September 30, 2004. All other nominees have previously been elected by the Albertsons shareholders. The four nominees are:

•	Henry I. Bryant

•	Bonnie G. Hill

•	Lawrence R. Johnston

•	Kathi P. Seifert

Unless you specify otherwise, your proxy will be voted “FOR” the election of each of these nominees.

You can find information about each nominee and each continuing director below. Each of the nominees listed in this proxy statement has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board of Directors.

Unless otherwise indicated, the directors have been engaged in the same principal occupation for the last five years. Directors’ ages are stated as of April 15, 2005.

Nominees for Election as Class I Directors
Term Expiring in 2008

Henry I. Bryant Director since 1999 Age 62
Managing Director in the Corporate Finance Unit of J.P. Morgan & Co. Incorporated, an investment banking firm, from February 1987 until retirement in February 1998. Mr. Bryant is a director of Alsco Inc. Chairman of the Audit / Finance Committee and member of the Executive Committee.

Bonnie G. Hill Director since 2002 Age 63
President of B. Hill Enterprises, LLC, a consulting firm specializing in corporate governance and board organizational and public policy issues, since July 2001, and Co-Founder, Icon Blue, Incorporated, a provider of custom marketing promotional solutions. President and Chief Executive Officer of The Times Mirror Foundation from 1997 to July 2001. Senior Vice President, Communications and Public Affairs of the Los Angeles Times from 1998 to 2001. Ms. Hill is a director of AK Steel Holding Corporation, California Water Service Group, Hershey Foods Corporation, The Home Depot, Inc., Yum! Brands, Inc., Goodwill Industries of Greater Los Angeles, Los Angeles Urban League and the Police Assessment Resource Center (PARC). Member of the Management Development / Compensation and Nominating / Corporate Governance Committees.

Lawrence R. Johnston Director since 2001 Age 56
Chairman of the Board of Directors and Chief Executive Officer of the Company since April 2001 and President since July 2003. President and Chief Executive Officer, GE Appliances, a maker of major household appliances and a division of General Electric Company, a diversified industrial corporation, from November 1999 to April 2001. Mr. Johnston is a director of The Home Depot, Inc., the Food Marketing Institute (FMI) and The World Food Forum (C.I.E.S.). Chairman of the Executive Committee.

Kathi P. Seifert Director since 2004 Age 56
Chairman of Pinnacle Perspectives, LLC, a personal business consulting company, since July 2004. Executive Vice President of Kimberly-Clark, a global health and hygiene product manufacturing company, from November 1999 until retirement in June 2004. Ms. Seifert is a director of Appleton Papers Inc., Eli Lilly & Co., the Fox Cities Performing Arts Center, ThedaCare Health Group, the U.S. Fund for UNICEF and the Wisconsin International Trade Council. Member of the Management Development / Compensation and Nominating / Corporate Governance Committees.

Your Board of Directors unanimously
recommends that you vote FOR the election
of each of these nominees to the Board of Directors.

Continuing Class II Directors
Term Expiring in 2006

A. Gary Ames Director since 1988 Age 60
President and Chief Executive Officer, MediaOne International (formerly U S West International), a telecommunications company, from 1995 until retirement in 2000. Mr. Ames is a director of F-5 Networks, iPass, Inc., Tektronix, Inc. and Seattle Pacific University. Chairman of the Management Development / Compensation Committee and member of the Executive Committee.

Paul I. Corddry Director since 1987 Age 68
Senior Vice President, Europe, of H.J. Heinz Company, a worldwide provider of processed food products and services, until retirement in 1992. Mr. Corddry is a director of the American University in Cairo, Corcoran Museum and School of Art, the Naples Philharmonic Center for the Arts and Swarthmore College. Lead Director and member of the Executive, Management Development / Compensation and Nominating / Corporate Governance Committees.

Jon C. Madonna Director since 2003 Age 61
Chairman of the Board of DigitalThink, Inc., an e-commerce company, from April 2002 through May 2004. Chief Executive Officer of Carlson Wagonlit Travel, a travel services company, from 1998 to 2000. Chairman of the Board and Chief Executive Officer of KPMG Peat Marwick, an accounting firm, from 1990 to 1996. Mr. Madonna is a director of AT&T Corporation, Phelps Dodge Corporation and Tidewater, Inc. Member of the Audit / Finance and Nominating / Corporate Governance Committees.

The Board has determined that Mr. Madonna, an independent director, is an “audit committee financial expert” as that term is defined under Item 401(h) of Regulation S-K. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Madonna’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Madonna any duties, obligations or liability that are greater than those that are generally imposed on him as a member of the Audit / Finance Committee and the Board, and his designation as an “audit committee financial expert” does not affect the duties, obligations or liability of any other member of the Audit / Finance Committee or the Board.

Beatriz Rivera Director since 1995 Age 54
Member of Energy Resource Associates, LLC, an energy consulting firm, since January 2003. Cabinet Secretary of the Energy, Minerals and Natural Resources Department of the State of New Mexico from February 2002 to December 2002. Member of Energy Resource Associates, LLC from May 1999 to February 2002. Ms. Rivera is a member of the International Women’s Forum and New Mexico Women’s Forum. Ms. Rivera is also a licensed attorney in California and New Mexico. Member of the Management Development / Compensation and Nominating / Corporate Governance Committees.

Continuing Class III Directors
Term Expiring in 2007

Pamela G. Bailey Director since 1999 Age 56
Chief Executive Officer and President of the Cosmetic, Toiletry and Fragrance Association, the global trade association for the personal care products industry, since April 2005. Chief Executive Officer and President of the Advanced Medical Technology Association, a worldwide medical technology trade association, from June 1999 to April 2005. Chief Executive Officer and President of The Healthcare Leadership Council from 1990 to 1999. President of the National Committee for Quality Health Care from 1987 to 1997. Ms. Bailey is a director of Wilson Greatbatch Technologies, Inc. Member of the Audit / Finance and Management Development / Compensation Committees.

Teresa Beck Director since 1999 Age 50
President of American Stores Company, a food and drug retailer, from March 1998 to June 1999 and Chief Financial Officer from March 1995 to March 1998. Ms. Beck is a director of ICOS Corporation, Lexmark International, Inc., Questar Corporation, the David Eccles School of Business of the University of Utah, Intermountain Health Care and the Nature Conservancy of Utah. Chairperson of the Nominating / Corporate Governance Committee and member of the Audit / Finance and Executive Committees.

Beth M. Pritchard Director since 2004 Age 58
President and Chief Executive Officer of Organized Living, Inc., a retailer of home and office storage and organization products, since January 2004. President and Chief Executive Officer of Bath & Body Works, Inc., a retailer of personal care products, from 1991 to January 2003. Ms. Pritchard is a director of Borders Group, Inc., Ecolab Inc. and the Columbus Association for Performing Arts. Member of the Audit / Finance and Management Development / Compensation Committees.

Compensation of Directors

Albertsons believes that compensation for non-employee directors should be competitive and should encourage increased ownership of Albertsons stock. The Corporate Governance Guidelines also encourage directors to hold a minimum amount of stock by providing that directors who have served at least five years should own stock, restricted stock or stock units with a value equal to three times their annual cash retainer. During fiscal 2004, each non-employee director received:

•	$10,000 per quarter in cash as an annual retainer. The final quarterly payment was made contingent upon the director’s attendance at 75 percent of the total meetings of the Board and the committees on which he or she served during the year.

•	An annual award of $80,000 in Albertsons common stock. Each director was provided the right to choose to receive his or her award in stock, deferred stock equivalents or options to purchase four shares for every share of stock to which the director would be entitled on the date of the award.

•	$1,500 for each Board and committee meeting attended when his or her attendance was required.

In addition, the chairs of the Nominating / Corporate Governance Committee, the Management Development / Compensation Committee and the Audit / Finance Committee received a lump sum cash payment of $10,000 and the Lead Director received a lump sum cash payment of $50,000. The compensation program incorporates these additional sums in recognition of the additional time and commitment associated with serving as a committee chair or the Lead Director. The Lead Director was given the opportunity to choose to receive his additional cash payment in stock, deferred stock equivalents or stock options at the four to one ratio described above.

Each non-employee director could elect to defer payment of his or her cash compensation into the Company’s nonqualified deferred compensation plan for non-employee directors. Albertsons executive officers do not receive additional compensation if they serve as directors.

In December 2004, the Board of Directors approved modifications to the non-employee director compensation program, effective January 1, 2005. The revised compensation program, designed with the assistance of a compensation consulting firm, is intended to provide a competitive total compensation opportunity designed in a manner consistent with evolving best practices in outside director compensation. The program provides the same compensation provided for 2004, but increases the amount of the additional payment for the chair of the Audit / Finance Committee to $15,000 per year.

The Company also pays travel and accommodation expenses of directors and, when requested by the Company, their spouses to attend Board meetings, conduct store visits, attend continuing director education courses and participate in other corporate functions. The Company also pays the attendance fee for one continuing director education program per year.

Committees and Meetings of the Board of Directors

Committee	Summary of Committee Functions

Audit / Finance Committee Standing committee 14 meetings in fiscal 2004 Pamela G. Bailey Teresa Beck Henry I. Bryant* Jon C. Madonna Beth M. Pritchard
• Oversees the systems of internal controls that management and the Board have established;
• Oversees the integrity of the Company’s financial statements;
• Oversees the Company’s compliance with legal and regulatory requirements;
• Oversees the Company’s policies related to risk assessment and risk management;
• Oversees the independent accountants’ qualifications and independence; and
• Oversees the performance of the independent accountants and the Company’s internal audit function.

Management Development /
Compensation Committee
Standing committee
7 meetings in fiscal 2004
A. Gary Ames*
Pamela G. Bailey
Paul I. Corddry
Bonnie G. Hill
Beth M. Pritchard
Beatriz Rivera
Kathi P. Seifert

• Discharges the Board’s responsibilities relating to compensation of the Company’s executives;
• Adopts, administers and oversees the CEO and executive level succession planning process;
• Produces an annual report on executive compensation for inclusion in the Company’s proxy statement or annual report;
• Adopts, administers and oversees management and non-employee director deferred compensation programs; and
• Recommends the level of compensation for non-employee directors to the full Board for approval.

Executive Committee Standing committee 2 meetings in fiscal 2004 A. Gary Ames Teresa Beck Henry I. Bryant Paul I. Corddry Lawrence R. Johnston*	• Exercises the authority of the Board of Directors between meetings of the full Board when time exigencies require an immediate response.

Committee	Summary of Committee Functions

Nominating / Corporate Governance Committee Standing committee 5 meetings in fiscal 2004 Teresa Beck* Paul I. Corddry Bonnie G. Hill Jon C. Madonna Beatriz Rivera Kathi P. Seifert
• Identifies qualified Board members;
• Recommends that the Board select the director nominees;
• Develops and recommends to the Board corporate governance principles;
• Oversees the evaluation process for Board members and committees; and
• Assesses the independence of Board members.

*	Committee chair.

Although the Company no longer maintains a standing independent directors committee, the independent directors meet without management present at the conclusion of every regular meeting of the Board of Directors and as they otherwise deem necessary.

The Board of Directors reviews and approves the committee membership annually based on the recommendations of the Nominating / Corporate Governance Committee. In connection with the appointment of Teresa Beck and Jon C. Madonna to the Audit / Finance Committee, the Board determined that their simultaneous service on more than three public company audit committees would not impair their ability to serve on the Company’s Audit / Finance Committee.

Certain Transactions

Prior to becoming an executive officer of Albertsons, Duncan C. Mac Naughton, a current executive officer, was eligible for and received an interest free relocation loan from the Company in accordance with the Company’s standard relocation program for non-executive officers. The loan was repaid in its entirety prior to Mr. Mac Naughton’s appointment as an executive officer. The maximum amount of indebtedness outstanding at any time was $239,700.

Compensation Committee Interlocks and Insider Participation

During 2004, no current or former Albertsons executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Albertsons Management Development / Compensation Committee or Board of Directors.

Compensation of Executive Officers

The following table sets forth the compensation paid for each of the Company’s last three fiscal years to (1) the Chief Executive Officer of the Company and (2) the four other most highly compensated executive officers of the Company serving as of the end of the last completed fiscal year (collectively, the “named executive officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position[1]	Fiscal Year	Salary[2] ($)	Bonus[2] ($)	Other Annual Compensation[3] ($)	Restricted Stock Awards[4] ($)	Securities Underlying Options/SARs (#)	All Other Compen- sation[5] ($)
Lawrence R. Johnston	2004	$1,405,386	$300,000	$104,041	$5,752,871	750,000	$514,689
Chairman of the Board,	2003	1,300,000	1,950,000	105,335	5,148,585	750,000	365,706
Chief Executive Officer	2002	1,288,269	644,644	111,056	9,999,733	—	179,640
and President

Gabe Gabriel	2004	509,616	72,345	6,728	862,937	37,500	83,118
Executive Vice President,	2003	442,790	453,853	90,149	939,851	75,000	308
Supply Chain and Asset	2002	16,346	5,416	—	940,800	100,000	—
Management

Paul T. Gannon[6]	2004	463,231	571,890	—	2,214,127	115,573	4,328
Executive Vice President
and Chief Marketing
Officer

John R. Sims	2004	501,346	71,185	4,689	575,299	75,000	108,706
Executive Vice President	2003	457,403	449,653	—	955,543	70,000	51,480
and General Counsel	2002	344,615	211,187	11,171	1,745,333	142,996	—

Felicia D. Thornton	2004	591,289	83,947	4,427	719,118	31,250	126,926
Executive Vice President	2003	570,001	535,522	—	913,249	50,000	72,581
and Chief Financial Officer	2002	553,153	178,384	—	454,533	50,000	15,905

1    Mr. Gabriel joined Albertsons in January 2003, Mr. Gannon joined Albertsons in April 2004 and Mr. Sims joined Albertsons in March 2002.

2    Includes amounts deferred by certain of the named executive officers pursuant to the Company’s deferred compensation programs.

3    The amounts indicated in fiscal 2004 include, for Mr. Johnston, $76,832 for the value of personal use of corporate aircraft. The amounts indicated in fiscal 2003 include, for Mr. Johnston, $70,975 for the value of personal use of corporate aircraft and $28,267 for financial planning; and for Mr. Gabriel, $54,547 for reimbursed relocation expenses. The amounts indicated in fiscal 2002 include, for Mr. Johnston, $68,143 for the value of personal use of corporate aircraft and $27,800 for financial planning.

4    Includes the dollar value (as of the award dates, based on the closing market price of Albertsons common stock on the award dates) of deferrable restricted stock units and deferred restricted stock units granted under the Amended and Restated 1995 Stock-Based Incentive Plan and 2004 Equity and Performance Incentive Plan, with cash dividend equivalents paid quarterly. The deferrable units granted to Mr. Johnston in fiscal 2004, 2003 and 2002 vest over five years. Mr. Gannon was granted 55,338 deferrable units in May 2004, which vest over two years, 9,804 deferrable units in May 2004, which vest over five years and 30,666 deferred units in December 2004, which vest over five years. The deferred units granted to Mr. Gabriel, Mr. Sims and Ms. Thornton in December 2004 and 2003 vest over five years. The deferred units granted to Mr. Gabriel, Mr. Sims and Ms. Thornton in June 2003 vest over three years commencing in 2006.

The deferred units granted to Mr. Gabriel in January 2003, and deferred units granted to Mr. Sims and Ms. Thornton in fiscal 2002 vest over five years. The number and value of the units at fiscal year end (calculated using the closing price of Albertsons common stock on the New York Stock Exchange Composite Tape on February 3, 2005) was 1,513,370 shares valued at $35,352,323 for Mr. Johnston; 124,284 shares valued at $2,903,274 for Mr. Gabriel; 95,808 shares valued at $2,238,075 for Mr. Gannon; 133,603 shares valued at $3,120,966 for Mr. Sims; and 157,924 shares valued at $3,689,105 for Ms. Thornton.

5    The amounts indicated include, in fiscal 2004, 2003 and 2002, premiums paid by the Company for term life insurance for Mr. Johnston in the amounts of $19,480, $19,480 and $20,201, respectively. The amounts indicated also include, in fiscal 2004, 2003 and 2002, Company contributions under the ASRE and ASRE Makeup Plan defined contribution plans in the following amounts: for Mr. Johnston, $470,680, $329,508 and $153,866, respectively; for Mr. Gabriel, $82,423, $0 and $0, respectively; for Mr. Gannon, $4,328, not applicable and not applicable; for Mr. Sims, $106,812, $50,527 and $0, respectively; and for Ms. Thornton, $126,926, $72,581 and $15,905, respectively. The remaining amounts consist of interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation deferred pursuant to the Company’s nonqualified deferred compensation programs.

6    Mr. Gannon became an executive officer of Albertsons on September 13, 2004. From April through September 2004, Mr. Gannon served as President, Shaw’s Division. The 2004 bonus amount for Mr. Gannon includes $40,736 awarded under the Albertson’s, Inc. Executive Officers’ Annual Incentive Compensation Plan for his service as an executive officer of Albertsons during fiscal 2004. The remaining bonus amount reflects amounts to which Mr. Gannon was entitled as a result of his service as President, Shaw’s Division for a portion of fiscal 2004.

Option Grants in Last Fiscal Year

	Individual Grants				Grant Date Value
Name and Principal Position	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)[1]	Expiration Date	Grant Date Present Value[2] ($)
Lawrence R. Johnston	750,000	10.53%	$23.45	12/16/14	$5,179,248
Chairman of the Board, Chief
Executive Officer and President

Gabe Gabriel	37,500	0.53%	23.45	12/16/14	258,962
Executive Vice President,
Supply Chain and Asset
Management

Paul T. Gannon	84,323	1.18%	22.95	5/03/14	587,956
Executive Vice President and	31,250	0.44%	23.45	12/16/14	215,801
Chief Marketing Officer

John R. Sims	75,000	1.05%	23.45	12/16/14	517,924
Executive Vice President and
General Counsel

Felicia D. Thornton	31,250	0.44%	23.45	12/16/14	215,801
Executive Vice President and
Chief Financial Officer

1    The closing market price of Albertsons common stock on the date the option was granted.

2    In accordance with the rules of the Securities and Exchange Commission, “Grant Date Value” has been calculated using the Black-Scholes model of option valuation, adjusted to reflect the option term representative of the individual’s grant. The model also assumes: (a) a risk-free rate of return represented by the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the adjusted option term; (b) expected volatility using the implied volatility for call options traded on the date of the grant; and (c) a dividend yield determined by dividing the fiscal 2004 cash dividends declared by the option price. The values that may ultimately be realized by the holder of the reported option will depend on the market value of the Company’s common stock during the periods during which the option is exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End
Name and Principal Position	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Lawrence R. Johnston	—	—	692,026	1,711,354	$457,500	$1,830,000
Chairman of the Board,
Chief Executive Officer
and President

Gabe Gabriel	—	—	55,000	157,500	45,750	183,000
Executive Vice
President, Supply Chain
and Asset Management

Paul T. Gannon	—	—	—	115,573	—	34,572
Executive Vice President
and Chief Marketing
Officer

John R. Sims	—	—	71,198	216,798	70,100	211,900
Executive Vice President
and General Counsel

Felicia D. Thornton	—	—	221,556	228,955	57,900	163,100
Executive Vice President
and Chief Financial
Officer

Equity Compensation Plan Information

The following table sets forth certain information with respect to the Company’s equity compensation plans in effect as of February 3, 2005 that provide for the award of securities or the grant of options, warrants or rights to purchase securities to employees of the Company or its subsidiaries or to any other person.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price of outstanding options, warrants and rights[2]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[3]
Equity compensation plans approved by security holders	43,064,722	$27.99	20,336,193
Equity compensation plans not approved by security holders[4]	758,393	$37.06	—
Total	43,823,115	$28.16	20,336,193

1    Includes 5,291,332 deferrable restricted stock units, deferred restricted stock units and dividend equivalents, as well as 44,184 shares of restricted stock issued under equity compensation plans approved by security holders.

2    Does not take into consideration the deferrable restricted stock units, deferred restricted stock units, dividend equivalents or shares of restricted stock referenced in footnote (1).

3    Shares remaining available for future issuance under equity compensation plans approved by security holders represents the remaining share authorization of the Company’s current equity compensation plans (the Albertson’s, Inc. Amended and Restated 1995 Stock-Based Incentive Plan (the “1995 Plan”) and the 2004 Equity and Performance Incentive Plan (the “2004 Plan”)), which authorize the grant of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock, restricted stock, performance shares, performance units and other securities. The maximum number of shares that may be issued under the 1995 Plan as awards other than options or stock appreciation rights is limited to one-tenth of the shares authorized under the 1995 Plan. The maximum number of shares that may be issued under the 2004 Plan as awards other than options or stock appreciation rights is one-quarter of the shares authorized under the 2004 Plan. As of February 3, 2005, 3,664,484 shares remained available for grant collectively under the 1995 Plan and 2004 Plan as awards other than options or stock appreciation rights.

4    Represents stock options granted by American Stores Company under three option plans that were approved by the shareholders of American Stores Company. American Stores Company was acquired by the Company in 1999. The options were granted during 1997 and 1998 and entitle the holders to purchase shares of the Company’s common stock at prices ranging from $35.7143 to $39.4841. At fiscal year end, all of the options were exercisable except for options to purchase 5,166 shares that vested on February 24, 2005. No additional options may be granted under the plans that govern these options.

Agreements with Named Executive Officers

Agreement with Lawrence R. Johnston

The Company entered into an employment agreement with Lawrence R. Johnston effective April 23, 2001 and amended July 19, 2001 that retains him as Chairman of the Board and Chief Executive Officer of the Company until the tenth anniversary of the commencement date of the agreement. The agreement also permits the Board to assign additional duties to Mr. Johnston. The Board of Directors approved Mr. Johnston’s employment agreement after an extensive search had been conducted by the Board with the assistance of an executive search firm. In negotiating the terms of Mr. Johnston’s employment agreement, the Board sought advice from outside legal counsel and independent compensation consultants, and considered such factors as the competitive levels of Chief Executive Officer compensation at other companies of comparable industry and size, the Company’s internal executive compensation practices and the level of compensation deemed necessary to induce Mr. Johnston to accept the Company’s offer of employment and restore amounts forfeited by him upon leaving his former employer.

Mr. Johnston’s ongoing compensation arrangement provides for an annual base salary of not less than $1,250,000, an annual target bonus of not less than 100 percent of base salary (and a maximum annual bonus not to exceed 200 percent of base salary) and an annual stock option award with a Black-Scholes present value at grant of not less than 285 percent of the sum of his initial base salary and initial target bonus (which totals $7,125,000). Mr. Johnston may elect to receive up to 50 percent of his annual stock option award in the form of a deferrable restricted stock unit award with equivalent value.

Upon termination of Mr. Johnston’s employment with the Company for any reason, he will be entitled to all compensation and benefits accrued but not paid as of the termination date, as well as a supplemental retirement benefit in the form of a life annuity. The supplemental retirement benefit will be payable at age 62 in an amount equal to the greater of 50 percent of (a) the average of his base salary and actual annual bonus from the highest three consecutive years during the 10 years prior to his termination from the Company or (b) the sum of his initial base salary and initial target bonus. The amount of the supplemental retirement benefit is subject to offset by all qualified and nonqualified pension benefits payable to Mr. Johnston from plans maintained by the Company or Mr. Johnston’s prior employers. The benefit will be further reduced if Mr. Johnston’s employment is terminated prior to age 62 (1) due to death; (2) by the Company for “Cause” (as defined in the agreement); (3) by Mr. Johnston without “Good Reason” (as defined in the agreement); or (4) if he elects to begin receiving payments prior to attaining the age of 62. Mr. Johnston may receive his benefit in a lump sum at its then present value if (a) his termination date follows his 62nd birthday; (b) he so elects at least six months prior to the commencement of his supplemental retirement benefit; or (c) the Company consents at any other time.

If Mr. Johnston’s employment is terminated by reason of death, he will be entitled to the supplemental retirement benefit as described above, and all of his outstanding stock option awards will become fully vested and exercisable for a period of two years following the date of death (or the remaining exercise period of the awards, if earlier). In addition, all of his outstanding restricted stock unit awards will become vested as to the next two successive vesting dates following the date of death.

If Mr. Johnston’s employment is terminated by the Company other than for “Cause” or due to Mr. Johnston’s death, or is terminated by Mr. Johnston for “Good Reason” or for any reason during the seventh month following a “Change of Control” (as defined in the agreement) of the Company, Mr. Johnston will be entitled to receive certain severance benefits in addition to those mentioned above, including: (1) an amount equal to three times the sum of his base salary and annual bonus, at the higher of his most recent actual or target award; (2) a pro rata annual bonus payment based on actual performance results for the year of termination; (3) continued participation in the Company’s welfare and fringe benefit plans for three years following the date of termination; and (4) full vesting of all outstanding stock option and restricted stock unit awards (as well as any other qualified and nonqualified employee benefits), with stock options remaining exercisable for a period of five years following the date of termination (or the remaining exercise period of the awards, if earlier).

In addition to these and other benefits set forth in his employment agreement, Mr. Johnston is entitled to enhanced vacation and relocation benefits, supplemental life insurance and disability protection, and personal use of corporate aircraft for security purposes (with income imputed to him pursuant to federal tax rules for personal use by his family members). In the event payments or benefits received by Mr. Johnston pursuant to his employment agreement or otherwise are subject to federal excise taxes, the Company will make an additional payment to him to cover any excise taxes payable by him as well as the income and excise tax on the gross-up payment and any interest or related penalties.

In consideration for these provisions, Mr. Johnston has agreed to certain non-competition and non-solicitation provisions.

Agreement with Felicia D. Thornton

Ms. Thornton and the Company are parties to a letter agreement, which provides that upon termination of Ms. Thornton’s employment with the Company for any reason she will be entitled to all compensation and benefits accrued but not paid as of the termination date.

In addition, if Ms. Thornton’s employment is terminated by the Company other than for “Cause” (as defined in the agreement), or she terminates her employment for “Good Reason” (as defined in the agreement) she will receive a lump sum payment equal to the sum of her base salary and target bonus and a payment (at the time of bonus payments to other senior executives) of a pro-rata portion of the amount due to Ms. Thornton under the Company’s annual incentive plan for the fiscal year in which the date of termination occurs. In this situation, Ms. Thornton is also entitled to one year of continued vesting of stock options and restricted stock and one year of continued participation in the Company’s welfare benefit plans, fringe benefits and employee perquisites (which period will be concurrent with any health care continuation benefits under COBRA).

In the event payments or benefits received by Ms. Thornton pursuant to the letter agreement and otherwise are subject to federal excise taxes, the Company will make an additional payment to her to cover any excise taxes payable by her as well as the income and excise tax on the gross-up payment and any interest or related penalties.

Agreement with Gabe Gabriel

Mr. Gabriel and the Company are parties to a letter agreement, which provides that upon termination of Mr. Gabriel’s employment with the Company without “Cause” (as defined in the agreement), prior to January 13, 2006, Mr. Gabriel will be entitled to receive all compensation and benefits accrued but not paid as of the termination date and a payment (at the time of bonus payments to other senior executives) of a pro-rata portion of the amount due to Mr. Gabriel under the Company’s annual incentive plan for the fiscal year in which the date of termination occurs. Mr. Gabriel will also receive a lump sum payment equal to the sum of his base salary and target bonus, and continued participation in the Company’s welfare benefit plans, fringe benefits and employee perquisites for a period of one year (which period will be concurrent with any health care benefits under COBRA).

Agreement with Paul T. Gannon

Mr. Gannon and the Company are parties to an employment agreement, effective as of December 15, 2004, as approved by the Management Development / Compensation Committee of the Board. The Committee received advice from legal counsel and independent compensation consultants, and considered such factors as the level of compensation deemed necessary to induce Mr. Gannon to accept the Company’s offer of employment as Chief Marketing Officer and restore amounts forfeited by him under an agreement in place with Shaw’s Supermarkets, of which Mr. Gannon had been President and Chief Executive Officer.

The employment agreement provides for an initial term of three years and may be extended by the Company upon notice to Mr. Gannon within 60 days of either December 15, 2006 or the second anniversary of any renewal term, as the case may be. In lieu of renewing the agreement, the Company can release Mr. Gannon from his duties during the remaining term of the agreement and pay Mr. Gannon the severance payments described below as if he had been terminated by the Company without “Cause” (as defined in the agreement). If the parties do not renew the agreement but Mr. Gannon continues on in the employ of the Company following the expiration of the agreement’s term, he will be an “at-will” employee.

The agreement provides Mr. Gannon with a minimum base salary of $610,000 during its term, which amount may be proportionally decreased in connection with a general decrease applicable to all senior executives. The agreement also provides Mr. Gannon the right to participate in annual and/or long-term bonus plans and benefit plans generally provided or made available to all employees at the Executive Vice President level and the right to receive all perquisites generally provided or made available to all employees at the Executive Vice President level.

Upon termination of Mr. Gannon’s employment with the Company for “Cause” (as defined in the agreement), or termination by Mr. Gannon, Mr. Gannon is entitled to receive all base salary and vacation accrued but not paid as of the termination date.

If Mr. Gannon’s separation from the Company is due to his death or permanent disability, he will be entitled to receive, as soon as practicable, (1) all base salary and vacation accrued but not paid as of the termination date; (2) his target bonus for the fiscal year in which the death or disability occurs, prorated for the actual period of service for that fiscal year; and (3) all death or disability benefits Mr. Gannon may be entitled to under the Company’s employee benefit or compensation plans generally.

If Mr. Gannon’s employment with the Company terminates for any reason not described above, Mr. Gannon will be entitled to (1) all base salary and vacation accrued but not paid as of the termination date, payable as soon as practicable; (2) two times his base salary (at the rate in effect at the time of termination) payable in equal monthly installments over a 24-month period; (3) his target bonus for the fiscal year in which the termination occurs, prorated for the actual period of service for that fiscal year; (4) outplacement services in an amount up to $50,000; and (5) continuation of group medical insurance benefits for up to 24 months.

If Mr. Gannon becomes entitled to benefits under both his employment agreement and his change in control severance agreement with the Company (described below), the termination benefits under the employment agreement will be reduced to the extent comparable benefits are provided under the severance agreement.

In consideration for these provisions, Mr. Gannon has agreed to certain non-competition and non-solicitation provisions.

Change in Control Agreements

The Company entered into change-in-control (“CIC”) agreements with Messrs. Gabriel, Gannon, Sims and Ms. Thornton to provide them with stated severance compensation should their employment with the Company be terminated under certain defined circumstances following a CIC. Mr. Johnston is not a participant in this CIC program, as he has been provided protection in the event of a CIC pursuant to his employment agreement, which is described above.

The agreements covering Messrs. Gabriel, Gannon and Sims and Ms. Thornton (the “Covered Officers”) expire on December 31, 2005. However, beginning on January 1, 2004 and each January 1st thereafter, the term of the agreement has been and will continue to be automatically extended for an additional year unless the Company or the Covered Officer gives notice by September 30th of the preceding year that it, he or she does not wish to extend the agreement. The agreements provide that upon a CIC, the Covered Officers become entitled to a portion of the target annual incentive award for the year in which the CIC occurs, prorated to the date of the CIC. In addition, if a CIC occurs during the term of the agreement, the agreement provides for a protection period (which is a two-year period subject to extension by concurrence of the Company and the Covered Officer) during which the Covered Officer will receive the stated benefits upon an involuntary termination (other than for “Cause” (as defined in the agreement)) or resignation for “Good Reason” (as defined in the agreement).

The agreements are considered to be “double trigger” arrangements wherein the payment of severance compensation is predicated upon the occurrence of two triggering events: (1) the occurrence of a CIC as defined in the agreement and (2) the involuntary termination of the Covered Officer (other than for “Cause”) or the Covered Officer’s termination of employment with the Company for “Good Reason.”

In the event that a Covered Officer is involuntarily terminated (other than for “Cause”) or elects to terminate for “Good Reason” within the protection period following a CIC, he or she will be entitled to receive the following severance compensation: (1) three times the sum of base salary (at the highest rate in effect for any period within three years prior to the termination date) and current target bonus opportunity, payable in a lump sum; (2) the continuation of all health benefits and ERISA welfare benefits, or reasonably equivalent benefits, for 36 months following the date of termination;

(3) outplacement services (up to $50,000); and (4) relocation expenses (up to $100,000) if the Covered Officer relocated at the request of the Company within five years of the termination date. The agreements also provide the Covered Officers with a tax gross-up payment for any excise taxes incurred due to Section 280G of the Internal Revenue Code.

In consideration for the severance protection afforded by the CIC agreements, the Covered Officers have agreed to non-competition and non-solicitation provisions for the term of the agreements and for one year following the date of termination of employment.

Executive Stock Ownership Guidelines

The Board of Directors believes that significant stock ownership in Albertsons by the executive team leads to a stronger alignment of interests between executive officers and stockholders. As a result, the Board has adopted a policy, found in the Corporate Governance Guidelines, that each executive officer who has served as such for five years should own a minimum amount of shares of stock, restricted stock or stock units equal in value to the multiple of annual base salary for the position that he or she holds as follows: three times for the Chief Executive Officer and Executive Vice Presidents and two times for all other executive officers.

Retirement Benefits

The Company adopted a 401(k) defined contribution plan, Albertsons Savings & Retirement Estates (“ASRE”), effective September 26, 1999, which is the Company’s primary retirement plan. To offset the loss of retirement benefits associated with tax law limitations, the Company also adopted the nonqualified ASRE Makeup Plan on September 26, 1999. Benefits are provided under the ASRE Makeup Plan for key employees equal to those that would otherwise be lost by qualified plan tax limitations. The contributions made by the Company to ASRE and the ASRE Makeup Plan for the benefit of the named executive officers are included in the figures in the Summary Compensation Table.

Management Development / Compensation Committee Report

The Management Development / Compensation Committee of the Board of Directors (the “Committee”) is composed of seven directors who are not current or former employees of the Company. Each Committee member is independent as defined by New York Stock Exchange listing standards and the Company’s Categorical Independence Standards for Directors. The Committee is responsible for adopting, administering and overseeing the Company’s management development and compensation programs for executive officers and other key employees and the compensation program for non-employee directors. The Committee periodically engages independent compensation consultants to assist it in this process. The Committee operates under a written charter adopted and approved by the Board of Directors and available at www.albertsons.com/governance.

Compensation Philosophy

The compensation program for executive officers is designed to attract, motivate and retain talented executives who will strive to attain the Company’s strategic and financial objectives, and thereby increase shareholder value. In 2004, the principal elements of the program consisted of base salary, short-term incentives under an annual incentive plan and long-term incentives in the form of stock option and deferrable restricted stock unit awards. In general, the Company’s philosophy is to position the aggregate of base salary, short-term incentives and long-term incentives at a level which is at or near the 50th percentile of other major grocery chain and retail companies in the Fortune 100. However, the Committee believes in linking pay practices with the financial performance of the Company, and therefore awards under the annual incentive compensation plan are tied to financial metrics that drive shareholder value. Consequently, should the Company’s performance warrant, these incentive compensation awards may result in an executive’s total compensation being above or below the 50th percentile of the comparator group.

The comparator group is not identical to the peer group of companies included in the performance graph included elsewhere in this proxy statement under the heading “Performance Graph.” The Company uses the peer group specified in the performance graph for stock price comparison because grocery sales are the primary source of revenue for each of the peer companies. However, the Committee believes using a comparator group for compensation purposes that includes grocery chains as well as major drug store chains and other retailers provides a more representative sampling of companies from which executive talent may be drawn.

In carrying out its duties, the Committee intends to make all reasonable attempts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code, unless the Committee determines that such compliance in given circumstances would not be in the best interests of the Company and its shareholders.

Base Salary

The Committee annually reviews base salaries for the Company’s executive officers, including the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Covered Officers”). Generally speaking, the Committee targets base salaries at or near the 50th percentile of the competitive marketplace for other major grocery chain companies and retailers included in the Fortune 100. The Committee obtains competitive data for analysis of executive salary levels from a major compensation consulting firm and from proxy statements of selected comparator companies.

The Committee reviews the base salaries of the executive officers other than Mr. Johnston each May. The Chief Executive Officer recommends any base salary adjustments for these officers to the Committee for its review, with changes in salary predicated upon the executive’s individual performance, the performance of the Company and/or the respective business unit or division, and the executive’s scope and level of responsibility. The Committee, with input from the other independent directors, performs its own evaluation of the Chief Executive Officer’s performance annually. This evaluation, which examines the Chief Executive Officer’s performance against previously identified goals and objectives for the year, is the basis upon which the Committee makes any salary adjustments for the Chief Executive Officer.

Annual Incentive

The “Covered Officers” are eligible to receive incentive awards under the Albertson’s, Inc. Executive Officers Annual Incentive Compensation Plan. No annual bonuses under this plan may be paid to plan participants unless the Company has positive “consolidated earnings” (as defined in the plan) for the applicable bonus year. The maximum amount of bonuses that may be paid for any bonus year to all plan participants in the aggregate is an amount equal to 1.0% of consolidated earnings, which constitutes the “Annual Pool” for such year. The maximum annual bonus that may be payable under the plan to the Chief Executive Officer, each of the next two most highly compensated participants and each of the other two participants is limited to 30%, 20% and 15%, respectively, of the Annual Pool for the applicable bonus year. The Committee has negative discretion to reduce the amount of, or to eliminate, any bonus that would otherwise be payable under the plan. In exercising this discretion, the Committee may utilize performance factors such as earnings per share or EPS, sales and return on invested capital or ROIC, subjective criteria or such other criteria as the Committee may deem appropriate. For fiscal year 2004, the Company had $728,874,000 of consolidated earnings under the plan. Taking into account the Company’s EPS, sales and ROIC, the Committee awarded bonuses to Mr. Johnston, Mr. Gabriel, Mr. Gannon, Mr. Sims and Ms. Thornton of $300,000; $72,345; $40,736; $71,185; and $83,947, respectively.

Executive officers of the Company other than the Chief Executive Officer and the four other Covered Officers are eligible to receive incentive awards under the Albertson’s Inc. Corporate Incentive Plan. Threshold levels of performance goals must be attained before any bonuses are payable under the plan. Performance measures include EPS, sales and ROIC weighted 50%, 30% and 20% respectively. Awards for individuals who were executive officers at the end of fiscal year 2004 were each 14.20% of base salary.

Long-Term Incentives

The Company’s long-term incentive program for 2004 consists of annual grants of nonqualified stock option awards and periodic grants of deferred or deferrable restricted stock unit awards. Stock option awards are generally considered annually near the end of the fiscal year, and are based on pre-established grant guidelines with award size further adjusted for individual performance and potential. Awards granted to executive officers have a 10-year exercise period and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Awards vest on a ratable basis on each of the first five anniversaries of the date of grant. During fiscal year 2004, nonqualified stock option awards were granted to a number of executive officers in addition to the Covered Officers.

Deferrable restricted stock unit awards are granted on a highly selective basis to key executives and employees in connection with promotions and for recruitment and retention purposes. These awards pay cash dividend equivalents on a quarterly basis and generally vest over a period of three to five years. Most awards are automatically deferred until retirement or separation from the Company, while others are deferrable at the recipient’s option. During fiscal year 2004, deferrable restricted stock unit awards were granted to a number of executive officers in addition to the Covered Officers.

For 2005, the Company’s long-term incentive program for all officers is expected to include stock option and deferrable restricted stock unit opportunities, as well as the opportunity to receive a performance-based award under the Company’s shareholder-approved cash long-term incentive plan (LTIP). The Company believes this three-tiered approach will further strengthen the link between total rewards and the achievement of long-term goals.

Chief Executive Officer

Mr. Johnston received an annual salary increase of $100,000 in April 2004 related to his performance in 2003. The increase was determined in the manner described under “Base Salary.” Mr. Johnston’s annual incentive award, which relates to fiscal 2004, was determined in the manner described above under “Annual Incentive.” In setting Mr. Johnston’s incentive award, the Committee considered a variety of factors, including Mr. Johnston’s performance versus goals set at the beginning of the year and the challenges faced by the business during the year. Mr. Johnston was granted long-term incentive awards in December 2004 based on competitive grant guidelines established by the Committee and the Committee’s assessment of Mr. Johnston’s overall leadership during 2004.

Mr. Johnston’s employment agreement with the Company which is described in the proxy statement under the section entitled “Agreements with Named Executive Officers” sets a minimum bonus target and long-term incentive award that also impacted his fiscal 2004 compensation.

Management Development / Compensation Committee
of the Board of Directors

A. Gary Ames, Chairman	Pamela G. Bailey	Paul I. Corddry
Bonnie G. Hill	Beth M. Pritchard	Beatriz Rivera
Kathi P. Seifert

Performance Graph

The following graph compares the Company’s total annual stock performance against the total stock price performance of the S&P 500 Stock Index and an index based on the performance of selected peer companies (the “Peer Group”). The Peer Group is comprised of Winn Dixie Stores, Inc., Safeway Inc., The Kroger Co. and The Great Atlantic & Pacific Tea Company, Inc. The Company believes that companies reflected in the Peer Group are reflective of the Company’s business and therefore the Peer Group provides a more meaningful comparison of stock performance than other commonly-available indices.

The graph presents the value, at the end of each of the past five fiscal years of the Company, of a $100 investment at February 3, 2000 in the Company’s common stock. The graph also presents the value, at January 31st of each of the last five fiscal years, of a $100 investment at January 31, 2000 in the S&P 500 Index and Peer Group. The graph assumes the reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ALBERTSON’S, INC., THE S & P 500 INDEX
AND A PEER GROUP

* $100 invested on 2/3/00 in stock or on 1/31/00 in index-including reinvestment of dividends. Index calculated on month-end basis.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Audit / Finance Committee Report

The Audit / Finance Committee of the Board of Directors (the “Committee”) is responsible for overseeing (a) the Company’s systems of internal controls which management and the Board of Directors have established; (b) the integrity of the Company’s consolidated financial statements; (c) the Company’s compliance with legal and regulatory requirements; (d) the Company’s policies related to risk management and risk assessment; (e) the independent accountants’ qualifications and independence; and (f) the performance of the independent accountants’ and the Company’s internal audit function. The Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent accountants. The Committee is composed of five non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by current New York Stock Exchange listing standards and the Company’s Categorical Independence Standards for Directors.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent accountants are responsible for auditing those financial statements. The Committee’s responsibility is to monitor and review these processes. However, Committee members are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, except to the extent that one or more of them may be determined to be an “audit committee financial expert,” including with respect to auditor independence. The Committee relies, without independent verification, on the information provided and on the representations made by management and the internal and independent accountants.

In this context, the Committee held 14 meetings during the 2004 fiscal year. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and the Company’s independent accountants, Deloitte & Touche LLP. The Committee discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits. The Committee met with the internal and independent accountants, with and without management present, to discuss the results of their audits and their evaluations of the Company’s internal controls.

The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 3, 2005 with management, the internal auditors and Deloitte & Touche. The Committee has also discussed with representatives of the Company’s Disclosure Committee, which is composed of members of management, internal auditors and in-house legal staff, the processes supporting the Chief Executive Officer’s and Chief Financial Officer’s delivery of the certifications required by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules. The Company’s Chief Executive Officer, Chief Financial Officer and principal accounting officer are subject to a Code of Ethics adopted by the Company.

The Committee also discussed with the independent accountants matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent accountants also provided to the Committee the written disclosures and the letter required by Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants their independence from the Company. When considering Deloitte & Touche’s independence, the Committee considered whether Deloitte & Touche’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining auditor independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on the Committee’s role and responsibilities referred to above and in the Audit / Finance Committee Charter, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended February 3, 2005 be included in the Company’s Annual Report on Form 10-K. The Committee has also recommended the selection of the Company’s independent accountants, and, based on this recommendation, the Board has selected Deloitte & Touche as the Company’s independent accountants for the fiscal year ending February 2, 2006, subject to shareholder ratification.

Audit / Finance Committee of the Board of Directors

Henry I. Bryant, Chairman	Pamela G. Bailey	Teresa Beck
Jon C. Madonna	Beth M. Pritchard

Ratification of Appointment of Independent Accountants
(Proposal 2)

The Audit / Finance Committee and Board of Directors have reappointed Deloitte & Touche LLP (“Deloitte”) as independent accountants for fiscal year 2005. As independent accountants, Deloitte will audit the books, records and accounts of Albertsons and its subsidiaries. The Board asks that the shareholders ratify this appointment.

Deloitte’s services to be performed for fiscal year 2005 include:

•	Audit of annual financial statements;

•	Limited review of quarterly financial information;

•	Services related to the Company’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002, including attestation over the Company’s internal control over financial reporting;

•	Mergers and acquisitions due diligence services, if needed; and

•	Consultations in connection with various financial reporting, accounting and income tax matters.

The fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), for services rendered during fiscal year 2004 and fiscal year 2003 are set forth below under “Principal Accountant Fees and Services.”

Representatives of Deloitte will attend the meeting. They will have an opportunity to make a statement, if they desire to do so. They also will be available to respond to appropriate questions.

It would be difficult and expensive to change auditors in the middle of a fiscal year. If the shareholders do not ratify the appointment of Deloitte, the Audit / Finance Committee and Board of Directors likely would allow the appointment to stand for fiscal year 2005 and a different firm of auditors would likely be appointed for the following year.

Your Board of Directors unanimously
recommends that you vote FOR Proposal 2
to ratify the appointment of the independent accountants.

Principal Accountant Fees and Services

Audit Fees

The aggregate fees for professional services rendered by the Deloitte Entities in connection with their audit of our consolidated financial statements included in our Annual Report on Form 10-K, their reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, their audit of internal control over financial reporting and their attestation services for matters such as comfort letters and consents related to SEC registration statements were approximately $3.58 million for fiscal year 2004 and approximately $2.20 million for fiscal year 2003. The significant increase over fiscal 2003 was primarily due to their audit of internal control over financial reporting in fiscal 2004.

Audit-Related Fees

The fees for attestation services rendered for matters such as audits of employee benefits plans, advisory service for the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and merger and acquisition due diligence services were approximately $1.26 million in fiscal year 2004 and approximately $0.27 million in fiscal year 2003. The significant increase over fiscal 2003 was primarily due to the merger and acquisition fees in fiscal 2004.

Tax Fees

Fees related to tax compliance, tax advice and tax planning services were approximately $0.30 million in fiscal year 2004 and approximately $0.19 million in fiscal year 2003.

All Other Fees

The Deloitte Entities did not provide the Company any services in fiscal 2004 or 2003 that would properly be categorized as “All Other Fees.”

Pre-Approval Policies and Procedures

The Audit / Finance Committee has adopted a formal policy for the pre-approval of non-prohibited, non-audit services to be performed by the Company’s external financial statement auditor, currently Deloitte. Under this policy, management prepares a list of certain services that are expected to be performed by the external auditor. The pre-approved non-prohibited non-audit services include activities that are allowed by the provisions of the Sarbanes-Oxley Act of 2002 and either (1) have been performed by Deloitte in the past with satisfactory quality or (2) are an appropriate extension of the services performed by Deloitte. The list is approved by the Audit / Finance Committee. The following process is followed for the pre-approval of non-prohibited, non-audit services that are not included in the initial approval:

•	The Chair of the Audit / Finance Committee is contacted to discuss (1) the nature of the allowed non-prohibited non-audit service and

(2) management’s conclusion that Deloitte is the best firm to provide the service. Management will also provide to the Chair of the Audit / Finance Committee a copy of a final, unsigned engagement letter from Deloitte for the service, which will include a description of the services to be performed, a proposed professional fee for the service, and a statement from Deloitte that, to the best of their knowledge, the service is allowed under the Sarbanes-Oxley Act.

•	Following this discussion, the Chair of the Audit / Finance Committee, if he or she believes it is in the best interest of the Company and its shareholders, will be allowed to provide approval to management to proceed with the engagement of Deloitte to perform the service.

•	The Chair of the Audit / Finance Committee may choose to seek input and counsel from other members of the Audit / Finance Committee or the Board of Directors when considering management’s recommendation.

•	At each regularly scheduled meeting of the Company’s Audit / Finance Committee, management will report to the full Audit / Finance Committee the services that Deloitte has performed since the last meeting, highlighting those services that were approved by the Chair of the Committee since the last full Audit / Finance Committee meeting.

•	At any time the Audit / Finance Committee or Board of Directors may review the allowed non-audit services that are performed by Deloitte and may direct management to reduce the scope of the services performed by Deloitte.

•	The Sarbanes-Oxley Act includes a de minimis exception for pre-approval of non-prohibited, non-audit services in certain circumstances. The Audit / Finance Committee’s formal policy regarding the approval of unapproved, non-prohibited non-audit services that fall within the exception follows the same process noted above. However, if the Chair of the Audit / Finance Committee believes that the best interest of the Company and its shareholders is to terminate this service from Deloitte, management will follow the directions of the Chair of the Audit / Finance Committee and terminate such service. The Chair of the Audit / Finance Committee may also choose to defer a decision on approval of such services until the next meeting of the Audit / Finance Committee, at which time the Chair will discuss the services with the full Audit / Finance Committee and seek a determination from the Committee as to the acceptability of engaging Deloitte to perform such services. If the Chair of the Audit / Finance Committee chooses to defer approval of unapproved, non-prohibited non-audit services, management and Deloitte will be responsible for verifying that the services continue to meet the de minimis exception criteria.

During fiscal year 2004, none of the fees noted under the headings “Audit-Related Fees” or “Tax Fees” were approved by the Audit / Finance Committee pursuant to the de minimis exception referenced above.

Shareholder Proposal
(Proposal 3)

The United Brotherhood of Carpenters Pension Fund, the holder of 6,000 shares of the Company’s common stock as of January 3, 2005, whose address is c/o United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, has notified the Company that it intends to present the following resolution at the Annual Meeting. The Board of Directors of the Company accepts no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

Shareholder Resolution:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Albertson Inc. (sic) (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Shareholder Supporting Statement:

Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Board of Directors’ Statement in Opposition:

Your Board of Directors believes that it is important that this proposal should not be implemented and therefore recommends a vote AGAINST Proposal 3 for the following reasons:

The public shareholders of each of our primary competitors, as well as the public shareholders of almost all of the largest corporations in America (as identified by Fortune magazine), elect their Boards of Directors by plurality vote. In addition, under most state corporate laws and under Delaware corporation law, election of directors by a plurality vote is the default standard. This methodology is known to and understood by shareholders.

This proposal’s accompanying statement asserts, however, that the proposed majority vote standard “will strengthen the Company’s governance and the Board.” Your Board of Directors believes this statement is misleading, especially when combined with the 99.99% withhold vote example. For the past four years, each Albertsons Board-nominated director has received at least 75% of the votes cast in the election of directors. This proposal suggests, however, that your Board is being elected by minimal affirmative votes and that change is in order. Your Board does not believe that the facts support this conclusion.

Your Board also believes that while conceptually the proposed approach seems simple, implementation of this proposal would establish a potentially disruptive vote requirement that would almost certainly have unintended and unforeseen consequences. First, implementation of this proposal could lead to less democracy in director elections. If implemented, the proposal would prevent an incumbent director nominee who received less than 50% of the votes cast from formal re-election. However, a previously elected or appointed director serves until a successor is formally elected for his or her position. As a result, it is possible that an incumbent director would not be re-elected, but nevertheless continue to serve as a director because no successor was properly named. Similarly, the requirement that directors be elected by majority vote makes it possible for there to be a number of nominees who do not receive a majority of the votes cast, thereby leaving one or more positions on the Board of Directors open and unable to be filled with an elected director. In this circumstance, the Board of Directors would be permitted by the Company’s By-Laws to appoint a director to fill the open position, bypassing the election process until the next annual meeting of shareholders. Your Board opposes this proposal because it believes that both of these alternatives are less democratic than the election of directors by plurality vote.

Second, implementation of the proposal could have the unintended consequence of unnecessarily increasing the cost of soliciting shareholder votes. Implementation of this proposal could provide special interest shareholder groups the power to promote “vote-no” campaigns that are not in the best interest of all shareholders, forcing the Company to implement a proactive telephone solicitation, a second mailing of proxy soliciting materials or other vote-getting strategy to obtain the required vote. The end result may be increased spending by the Company in routine elections. Your Board of Directors believes this would be a poor use of shareholder assets.

Third, implementation of the proposal could cause the Company to breach its employment agreement with Mr. Johnston. Mr. Johnston’s employment agreement with the Company provides that he shall serve in the role of Chairman until April 23, 2011. If Mr. Johnston failed to receive a majority of the votes cast in an election, the Board may be required to take steps that force the Company to be in breach of its obligations to Mr. Johnston.

The Albertsons Board is committed to good governance practices and has implemented a variety of measures (discussed elsewhere in this proxy statement) to strengthen the Company’s governance processes. Specifically, the Nominating / Corporate Governance Committee will review the suitability for service on the Company’s Board of all shareholder nominated candidates. As a result, your Board does not believe that instituting a vote requirement that decreases democracy and increases uncertainty adds to the Company’s governance efforts.

For the foregoing reasons, your Board of Directors believes
that this proposal is not in the best interests of the Company and unanimously recommends that you vote AGAINST Proposal 3.

Shareholder Proposal
(Proposal 4)

Gerald R. Armstrong, the holder of 1,914 shares of the Company’s common stock as of December 5, 2004, whose address is 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, has notified the Company that he intends to present the following resolution at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

Shareholder Resolution:

That the shareholders of ALBERTSON’S, INC. request the Board of Directors to take the steps necessary in the voting on any matter by shareholders, a simple majority of the shares outstanding shall cause that matter to be binding.

Shareholder Supporting Statement:

In last year’s annual meeting, 195,690,044 shares, or 53% of the shares outstanding worth $4,768,966,372 on the date of the meeting, were voted in favor of this proposal; however, our Board has refused to take the actions necessary for its adoption. In the 2003 annual meeting 164,226,515 shares were voted in its favor.

It is important to note that in past annual meetings, more than 50% of the shares were voted to replace three-year terms for directors with one-year terms. However, this has not been enacted as ALBERTSON’S has a requirement for the super-majority requiring 80% of the shares.

The super-majority provision was enacted in the 1985 annual meeting —following the model of Morrison Knudsen, also of Boise — despite the objections of the proponent and the absence of confidential voting. Also, the 1980’s were very good years for Albertson’s — unlike recent years.

The INVESTOR RESPONSIBILITY RESEARCH CENTER has reported that proposals such as this have received APPROVAL from shareholders at many major corporations.

The bi-partisan National Conference of State Legislatures has urged states to ban super-majority rules like the rule now in place.

Most professionally managed funds, including those holding substantial amounts of ALBERTSON’S shares have stated that super-majority rules are not in the best interests of shareholders.

The proxy statement for the 2002 annual meeting of THE HOME DEPOT in supporting the repeal of its super-majority provision states:

“The super-majority vote requirement can make it more difficult to acquire and may discourage transactions that stockholders may view as beneficial. After careful consideration, the Company has concluded that it is in the best interests of our stockholders to remove the provision...”

A director of ALBERTSON’S, Bonnie G. Hill, an expert in corporate governance, also serves on the board of THE HOME DEPOT and should bring the same good governance practices to ALBERTSON’S and its shareholders.

The Wall Street Journal (June 19, 2000) reported a survey by the International consultancy of McKinsey & Co. shows that institutional investors would pay an 18% premium for good corporate governance and its spokesman warned that those that fail to reform will be at a competitive disadvantage in attracting capital for finance growth.

To help increase our shareholder value, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition:

Your Board of Directors, with the assistance of its professional advisors, has given this proposal intensive consideration, particularly in light of the vote on a similar proposal at prior annual meetings. The Board continues to believe that it is important that this proposal should not be implemented and therefore recommends a vote AGAINST Proposal 4 for the following reasons:

With guidance and advice from professional advisors, the Company has adopted various traditional takeover defenses. These include, among others, the election of a staggered or “classified board of directors,” a shareholder rights plan and a special charter provision designed to address certain types of business combinations and interested shareholder transactions. As is common practice when these types of takeover defenses are implemented, the affirmative vote of at least seventy-five (75%) or eighty percent (80%), as the case may be, of the capital stock of the Company entitled to vote generally in the election of the Company’s Board of Directors is required to modify these takeover defenses (with limited exceptions). While Proposal 4 would have a broader impact than merely eliminating these “supermajority” voting requirements (the proposal requests a majority vote standard for all matters), the supporting statement suggests that the shareholder’s goal is elimination of this takeover defense tool. The Board therefore addresses this point herein.

This proposal’s accompanying statement instructs shareholders to vote for this proposal to “help increase ... shareholder value.” Your Board believes that this statement is both misleading and inaccurate. The elimination of supermajority voting requirements should not be equated with increased shareholder value. Rather, your Board believes that eliminating the supermajority voting requirements may actually result in diminished value for shareholders in the event of an unsolicited corporate takeover attempt. The Company’s takeover defenses, in the Board’s view, have been designed to help the Company achieve an important goal in the event of an unsolicited corporate takeover attempt: to require a prospective acquirer to negotiate directly and at arms’ length with the Board, thus giving the Board an opportunity to seek to maximize value for the Company’s shareholders. The Board believes that the Company’s shareholders would find this preferable to allowing a hostile acquirer (or possibly one or more large shareholders) to acquire control of the Company through hostile or potentially abusive tactics and without permitting the Board an opportunity to negotiate a fair and adequate price for the Company’s shareholders.

In considering any takeover effort or other significant development concerning the Company, your Board understands that its duty is to protect the interests of all of the Company’s shareholders. The Board intends to continue to discharge that duty to its utmost ability and knows that it may not utilize the various defensive devices available to it to resist any action that is in the best interests of all of the Company’s shareholders.

Your Board is committed to good governance practices and has implemented a variety of measures (discussed elsewhere in this proxy statement) to strengthen the Company’s governance processes. The Board believes that implementation of this proposal will not enhance governance practices at the Company; rather, it would limit the Board’s ability to take actions consistent with the best interests of all shareholders in the event of an unsolicited corporate takeover attempt.

For the foregoing reasons, your Board of Directors continues to believe that this proposal is not in the best interests of the Company and unanimously recommends that you vote AGAINST Proposal 4.

Shareholder Proposal
(Proposal 5)

The Trowel Trades S&P 500 Index Fund, the holder of 12,837 shares of the Company’s common stock as of December 22, 2004, whose address is P.O. Box 75000, Detroit, MI 48275, has notified the Company that it intends to present the following resolution at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

Shareholder Resolution:

RESOLVED: that the shareholders of Albertson’s, Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

Shareholder Supporting Statement:

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.

Board of Directors’ Statement in Opposition:

Your Board believes that this proposal would not enhance shareholder value and would not be in the best interests of its shareholders. Therefore, your Board of Directors recommends a vote AGAINST Proposal 5 for the following reasons:

Executive compensation matters at Albertsons are overseen by the Board through the Management Development / Compensation Committee, which consists exclusively of independent outside directors who make decisions they believe are in the best interests of the Company and its shareholders. This Committee, on an ongoing basis, devotes considerable time and effort to compensation issues, including finding the balance to be struck among various objectives of the executive compensation program. This Committee and the Board are aware of their obligation to protect shareholders’ interests and would not agree to any severance compensation (whether or not in excess of the limit suggested by this proposal) unless convinced that doing so would be beneficial to the Company and its shareholders. Your Board believes that it is ultimately in the shareholders’ best interests that the responsibility of determining executive compensation, including severance benefits, continues to be vested in the Management Development / Compensation Committee.

The Board also believes that imposing a shareholder approval requirement on future severance agreements would substantially undermine the flexibility needed to make employment offers to qualified executives. Your Board believes that requiring shareholder approval of executive severance pay agreements would hamper the Company’s flexibility to act promptly and decisively in attracting and retaining qualified executives, putting the Company at a distinct disadvantage to other companies with which it competes for executive talent.

The proponent suggests that shareholder approval for future severance agreements could be obtained after the material terms of the agreement were agreed upon. The Board believes this is impractical and counterproductive. The Board needs to be able to timely respond to unanticipated events such as the hiring of a new executive officer upon an unexpected departure. The Board also believes that Albertsons would be placed at a competitive disadvantage in attracting or retaining qualified executives who do not want the uncertainty that would be created by a shareholder approval provision. This uncertainty would make the Company’s offer less valuable than those provided by other companies, whose arrangements would not be contingent upon shareholder approval. Moreover, your Board of Directors believes that requiring shareholder approval for certain severance packages would negatively impact the Company’s recruitment of key executives by requiring the premature public disclosure of confidential employment negotiations.

The Board has also considered the potential for additional cost to the Company of this proposal. Adoption of this proposal could require Albertsons either to incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on this type of agreement or to delay finalizing an agreement until after approval at the next annual shareholders’ meeting. Your Board of Directors believes this would be a poor use of shareholder assets.

For the foregoing reasons, your Board of Directors believes
that this proposal is not in the best interests of the Company and unanimously recommends that you vote AGAINST Proposal 5.

Shareholder Proposal
(Proposal 6)

The International Brotherhood of Electrical Workers Pension Benefit Fund, the holder of shares of the Company’s common stock with a value in excess of $2,000 as of January 5, 2005, whose address is c/o Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 1125 Fifteenth St., N.W., Washington, D.C. 20005, has notified the Company that it intends to present the following resolution at the Annual Meeting. The Board of Directors of the Company accepts no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

Shareholder Resolution:

RESOLVED: The shareholders of Albertson’s Inc. (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts to require that an independent director — as defined by the rules of the New York Stock Exchange (“NYSE”) — be its Chairman of the Board of Directors.

Shareholder Supporting Statement:

The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

The Company has already designated an independent member of the board as a “lead director.” We respectfully urge the board of our Company to improve its corporate governance structure even more by having an independent director serve as its Chairman.

Board of Directors’ Statement in Opposition:

Your Board of Directors recommends a vote AGAINST Proposal 6 for the following reasons:

The Board believes having one individual serve as both Chief Executive Officer and Chairman is beneficial to the Company, as well as consistent with recent developments in corporate governance matters when coupled with a Lead Director. As both director and officer, Mr. Johnston fulfills a valuable leadership role that the Board believes is beneficial to the Company. In the Board’s opinion, Mr. Johnston’s dual role enhances his ability to provide insight and direction on important strategic initiatives impacting the Company and its shareholders to both management and the independent directors.

The Board also believes that Mr. Johnston’s dual role is consistent with good governance practices. The Board, through its Nominating / Corporate Governance Committee, regularly considers developments in key areas of corporate governance, including director independence. Particularly notable to this Committee have been statements by some governance commentators (such as the Conference Board and National Association of Corporate Directors) who have found no reason for a split between the positions of Chief Executive Officer and Chairman when a counterbalance, such as a Lead Director, is present. In the Company’s Corporate Governance Guidelines first adopted in 2001, the Board officially designated a Lead Director. The Company’s Lead Director continues to perform several important functions to this day, including the coordination of the activities of the independent directors, providing input on agendas for Board and committee meetings and facilitating communications between the Chairman and the other members of the Board.

The Board further notes that the Company has entered into an employment agreement with Mr. Johnston that retains him as Chairman of the Board and Chief Executive Officer until April 23, 2011. Immediate implementation of the substance of this proposal would cause the Company to breach certain of its contractual obligations with Mr. Johnston contained in the employment agreement. This proposal states that the contemplated amendment is to be “effective upon the expiration of the current employment contract between the Company and its current Chairman” in an attempt to remedy this situation. The Board believes, however, that adopting a proposal that requires the Board to amend its By-Laws more than six years before the effective time of that amendment is premature and inappropriate due, in part, to ongoing developments in corporate governance practices that continue to impact the Company and its shareholders.

Although the Board will continue to review and consider further developments appearing in the corporate governance landscape, your Board urges the Company’s shareholders to concur in its view that this proposal that seeks to prevent any individual that serves as an officer of the Company from concurrently serving as Chairman of the Board is not in the best interests of the Company or its shareholders.

For the foregoing reasons, your Board of Directors believes
that this proposal is not in the best interests of the Company and unanimously recommends that you vote AGAINST Proposal 6.

Shareholder Proposal
(Proposal 7)

The AFL-CIO Reserve Fund, the holder of 300 shares of the Company’s common stock as of December 23, 2004, whose address is c/o American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006, has notified the Company that it intends to present the following resolution at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

Shareholder Resolution:

RESOLVED, that the shareholders of Albertsons, Inc. (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).

This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.

Shareholder Supporting Statement:

We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock for meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. Stock options can reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.

Leading investors and regulators have questioned the use of stock options to compensate executives. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as “really a royalty on the passage of time.” Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the ‘infectious greed’ of the 1990s, because “they failed to properly align the long-term interests of shareholders and managers.”

Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.

Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis — it shouldn’t be just a giveaway.” Former SEC Chairman Richard Breeden has stated that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.”

Board of Directors’ Statement in Opposition:

Your Board of Directors recommends a vote AGAINST Proposal 7 for the following reasons:

Executive compensation matters at Albertsons are overseen by the Board through the Management Development / Compensation Committee, which consists exclusively of independent outside directors who make decisions they believe are in the best interests of the Company and its shareholders. This Committee, on an ongoing basis, devotes considerable time and effort to compensation issues, including finding the balance to be struck among various objectives of the executive compensation program. The Committee also uses the services of an executive compensation consultant and reviews, at least annually, the Company’s executive compensation practices to assess both their reasonableness and competitiveness in the marketplace. Your Board believes that it is ultimately in the shareholders’ best interests that the responsibility of determining executive compensation, including the terms of equity compensation awards, continues to be vested in the Management Development / Compensation Committee.

The Company has a history of linking executive officer compensation to Company performance. A significant portion of executive officer cash compensation is already performance-based, with salary increases, incentive plan awards and, beginning for fiscal 2005, long-term incentive plan awards being tied to not just individual performance, but Company performance. In addition, the equity compensation paid to executive officers, which is granted under a stockholder approved equity plan, has historically included a significant portion of stock option awards with five-year vesting schedules whose value increases with the Company’s success, which is presumably reflected in the Company’s stock price. Accordingly, the Board believes adoption of this proposal is unnecessary.

The Board is also concerned that implementing this proposal would deny the Management Development / Compensation Committee the flexibility it needs to design programs to recruit and retain qualified executives. The Board believes that compensation programs for the Company’s executive officers should allow the Company to recruit the best talent and then focus the executives on the Company’s critical goals that translate into long-term business success and shareholder value. In addition, certain compensation awards are designed to replace forfeited retirement and pension benefits for executives recruited from outside the Company. The Board believes that these pay practices are critical in the Company’s efforts to attract, motivate and retain exceptional business leaders. Adoption of this proposal would reduce the Company’s flexibility to offer compensation arrangements in response to the competitive environment and individual circumstances.

For the foregoing reasons, your Board of Directors believes
that this proposal is not in the best interests of the Company and unanimously recommends that you vote AGAINST Proposal 7.

Other Matters

The Company is not aware of any other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent as the Board of Directors may recommend.

Deadline for Receipt of Shareholders’ Proposals

Proposals by shareholders of the Company that are intended to be presented at the Company’s 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by the Company at the Company’s principal executive offices not later than January 12, 2006. In order for a shareholder proposal to be eligible for inclusion in the proxy statement and proxy card for that meeting, the proposing shareholder must submit the proposal to the Company in a timely manner, specifically request that it be included, and satisfy the eligibility and procedural requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

In order for shareholder proposals made outside of Rule 14a-8 of the Securities Exchange Act of 1934 to be considered “timely” within the meaning of Rule 14a-4(c) of the Securities Exchange Act of 1934, such proposals must be received by the Company at the Company’s principal executive offices in accordance with the requirements of the By-Laws not later than March 4, 2006 or earlier than February 2, 2006. The Company’s proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by March 4, 2006.

Albertsons 2005 Annual Meeting of Shareholders
8:00 a.m. EDT, June 2, 2005
Arlington Room
Radisson Hotel Boston
200 Stuart Street
Boston, Massachusetts

Advance Registration

In order to enhance security for our meetings, an admission card will be required to enter the Annual Meeting. Please follow the Advance Registration instructions below and an admission card will be mailed to you. Upon arrival at the Annual Meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the Annual Meeting is limited to Albertsons shareholders, members of their immediate family or their named representatives. We reserve the right to limit the number of representatives who may enter the meeting. We will seat attendees on a first-come, first-served basis.

•	If your Albertsons shares are held by you directly (of record) and you plan to attend the Annual Meeting, please follow the Advance Registration instructions on your proxy card included with the proxy statement and annual report sent to you by Albertsons.

•	If your Albertsons shares are held for you in a brokerage, bank or other institutional account and you wish to attend the Annual Meeting, please send an Annual Meeting advance registration request containing the information listed below to:

Albertsons Corporate Secretary’s Department P. O. Box 20 Boise, Idaho 83726

Please include the following information:

—	Your name and complete mailing address

—	The name(s) of any family member who will accompany you

—	If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual

—	Proof that you own Albertsons common stock (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the meeting, please call Albertsons Corporate Secretary’s Department at 1-208-395-6200.

Attendance at Albertsons 2005 Annual Meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the Advance Registration instructions above.

250 PARKCENTER BOULEVARD
P.O. BOX 20
BOISE, ID 83726

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Albertsons in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote the shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Albertson's, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DO NOT RETURN THE PROXY CARD BELOW IF YOU VOTE BY TELEPHONE OR INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	ALBRT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THESE INSTRUCTIONS ARE VALID ONLY WHEN SIGNED AND DATED.

ALBERTSONS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
1.	ELECTION OF FOUR DIRECTORS TO CLASS I. 01) HENRY I. BRYANT 02) BONNIE G. HILL 03) LAWRENCE R. JOHNSTON 04) KATHI P. SEIFERT				For All ¡	Withhold All ¡	For All Except ¡	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) corresponding to the nominee(s) on the line below.

		For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4, 5, 6 AND 7.			For	Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS.	¡	¡	¡	3.	SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTE FOR DIRECTOR ELECTIONS.		¡	¡	¡

					4.	SHAREHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTING.		¡	¡	¡

This proxy should be signed exactly as name appears hereon. The full name or capacity of any person signing for a corporation, partnership, trust or estate should be indicated. If shares are held in multiple names, at least one must sign.					5.	SHAREHOLDER PROPOSAL REGARDING EXECUTIVE SEVERANCE AGREEMENTS.		¡	¡	¡

					6.	SHAREHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN.		¡	¡	¡

					7.	SHAREHOLDER PROPOSAL REGARDING EXECUTIVE EQUITY GRANTS.		¡	¡	¡

Please indicate if you are providing information on the reverse side.				¡

		Yes	No

Please indicate if you plan to attend this meeting. HOUSEHOLDING ELECTION- Please indicate if you consent to receive certain future investor communications in a single package per household.		¡ ¡	¡ ¡

Signature [PLEASE SIGN WITHIN BOX]	Date

ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, JUNE 2, 2005

8:00 A.M. EASTERN TIME

ARLINGTON ROOM
RADISSON HOTEL BOSTON
200 STUART STREET
BOSTON, MASSACHUSETTS

* FOLD AND DETACH HERE *

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALBERTSON’S, INC.

The undersigned hereby appoints Lawrence R. Johnston, Felicia D. Thornton and John R. Sims, and each of them, as proxies for the undersigned, each with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Albertson’s, Inc. (the “Company”) that the undersigned is entitled to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the Company’s 2005 Annual Meeting of Shareholders to be held on Thursday, June 2, 2005, and at any and all adjournments thereof (the “Annual Meeting”), as set forth under the heading “Other Matters” in the accompanying Proxy Statement.  If a choice is noted on the reverse side hereof, the proxies will follow your instructions. If no indication is made, at the Annual Meeting, the proxies will vote (1) FOR the election of director nominees; and (2) FOR the ratification of the appointment of the independent accountants.  The proxies will also vote AGAINST Proposals 3, 4, 5, 6 and 7.

The undersigned, if a participant in the Albertsons Savings & Retirement Estates (ASRE) (the  “Plan”) hereby also directs the Trustees of the Plan to vote, in accordance with the instructions given on the reverse side hereof, the shares of Albertsons Common Stock allocated to the account of the undersigned at the Annual Meeting.  If no indication is made, at the Annual Meeting the Trustees will vote (1) FOR the election of director nominees; and (2) FOR the ratification of the appointment of the independent accountants.  The Trustees will also vote AGAINST proposals 3, 4, 5, 6 and 7.

*****

ATTENDANCE AT ALBERTSONS 2005 ANNUAL MEETING WILL BE LIMITED TO PERSONS PRESENTING AN ADMISSION CARD AND PICTURE IDENTIFICATION.  IF YOU PLAN TO ATTEND THE MEETING, YOU MUST COMPLETE AND RETURN THE ADVANCE REGISTRATION REQUEST SET FORTH BELOW AND FOLLOW THE INSTRUCTIONS ON THE BACK PAGE OF THE ACCOMPANYING PROXY STATEMENT. YOUR ADMISSION CARD WILL BE SENT TO YOU.

NAME AND COMPLETE MAILING ADDRESS:

NAME(S) OF ANY FAMILY MEMBER(S) WHO WILL ACCOMPANY YOU:

NAME, ADDRESS AND PHONE NUMBER OF ANY REPRESENTATIVE WHO WILL BE ATTENDING ON YOUR BEHALF:

(PLEASE DATE AND SIGN ON REVERSE SIDE)